Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114770
Supplement dated November 8, 2005
to Prospectus dated May 5, 2004
     The following information supplements and amends the prospectus, dated May 5, 2004, of Archstone-Smith Trust relating to the offer and sale from time to time by the selling shareholders named therein of Archstone-Smith’s common shares of beneficial interest, $0.01 par value per share. This supplement should be read in conjunction with the prospectus dated May 5, 2004.
     In order to update the information contained in the section entitled “Selling Shareholders”, the following replaces the section in the prospectus dated May 5, 2004:
     The table below sets forth the name of each selling shareholder and relationship, if any, with Archstone-Smith. The table also shows the number of common shares beneficially owned by the selling shareholders as of November 8, 2005, the maximum number of common shares which may be offered for the account of each selling shareholder under the prospectus, and the number and percentage of common shares to be owned by the selling shareholders assuming the sale of all of the common shares which may be offered under this prospectus.

				Percentage of
	Shares		Amount of Shares	Shares
	Beneficially	Shares	Beneficially	Beneficially
	Owned	Being	Owned	Owned
Selling Shareholder	Prior to Offering	Offered	After Offering(1)	After Offering

Stephen D. Massman	209,071	138,721	70,350	*
Patricia Massman	182,999	182,999	0	*
1990 Fleischer Family Trust	33,255	33,255	0	*
Francis Durslag	19,945	19,945	0	*
Edward D. O’Brien	9,810	9,810	0	*
31 MOH Limited Partnership	64,414	64,414	0	*
Thomas Carabine	1,494	1,494	0	*
Andrew Cohn	10,995	10,995	0	*
John Fowler	13,198	13,198	0	*
Robert L. Fronk	11,953	11,953	0	*
Maple Leaf Cambridge Corp.	996	996	0	*
Jeffrey Millman	95,589	19,797	75,792	*
Susan M.. Sackner Living Trust	6,895	6,895	0	*
Jack Saltiel	10,953	10,953	0	*

				Percentage of
	Shares		Amount of Shares	Shares
	Beneficially	Shares	Beneficially	Beneficially
	Owned	Being	Owned	Owned
Selling Shareholder	Prior to Offering	Offered	After Offering(1)	After Offering

Stephen Schein	6,972	6,972	0	*
Maila Walter	10,953	10,953	0	*
Robert Wolff	19,797	19,797	0	*
Max J. Fischer	11,512	11,512	0	*
March Coleman	76,468	76,468	0	*
Frank R. Coleman	74,469	74,469	0	*
Diane Kirsch	83,646	83,646	0	*
Loudoun Limited Partnership	40,872	40,872	0	*
G. Duane Vieth	80,518	80,518	0	*
Webb Family Limited Partnership	156,679	156,679	0	*
J. Webb Inc.	85,151	85,151	0	*
Nicole M. Zehfuss	41,840	41,840	0	*
Paul H. Zehfuss	41,840	41,840	0	*
Paul V. Zehfuss	83,646	83,646	0	*
Rossi Family Trust	14,714	14,714	0	*
Legacy Partners Ambassador Investment I LLC	281,535	281,535	0	*
Legacy Partners Ambassador Investment II LLC	220,737	220,737	0	*

(1)	Assumes the sale of all of the common shares offered in this prospectus, although neither of the selling shareholders is under any obligation, known to us, to sell any common shares.

*	Less than one percent
     We will pay all of the fees and expenses of registering the common shares offered in this prospectus and in connection with any prospectus supplement subsequently filed as referenced below in “Plan of Distribution.”